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 SCHEDULE D - DISCOUNTED FUTURE RETURNS APPROACH
         BIOTECHNICA INTERNATIONAL, INC.
             Dividend Discount Model

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


                                                               For the Years Ended June 30,
                                                                   1999          2000         2001         2002         2003
                                                               ------------------------------------------------------------------
NET SALES                                                        $22,835,000  $24,433,000  $26,143,000  $27,973,000  $29,931,000
TERMINAL VALUE AS OF 9/21/03 (0.3 x 6/30/03 net sales)                                                                $8,979,300
DIVIDENDS                                                                 $0           $0           $0           $0           $0
                                                               ------------------------------------------------------------------
CASH FLOW RECEIVED BY SHAREHOLDERS                                        $0           $0           $0           $0   $8,979,300
Present value factor                                                 0.87719      0.76947      0.67497      0.59208      0.51937
                                                               ------------------------------------------------------------------
PRESENT VALUE OF CASH FLOW                                                $0           $0           $0           $0   $4,663,567

PRESENT VALUE OF CASH FLOW                          $4,663,567

Number of shares @ 9/21/98                         103,055,577

Present value per share @ 9/21/98                        $0.05


                                                  For the year     Multiples                             For the year   Multiples
                                                  ended 6/30/98 As of 9/21/98                           ended 6/30/03As of 9/21/03
                                                  ---------------------------                          --------------------------
Indicated Value of BioTechnica                                    $4,663,567
Terminal Value of BioTechnica                                                                                         $8,979,300
LTM EBITDA                                           ($581,000)          nmf                             $2,140,000          4.20x
LTM Net Sales                                      $21,341,000           0.22x                          $29,931,000          0.30x




                                                                 ASSUMPTIONS:
                                                                   Components for the discount rate:
                                                                       U.S. Treasury rate - risk free r        5.55%
                                                                       Large cap. stock - risk premium         7.80%
                                                                       BioTechnica's stock - risk premi        0.65%
                                                                                                       -------------
                                                                   Minority interest discount rate            14.00%

                                                                   No dividends are paid.

                                                                   Cash from the sale of the Company is received on 9/17/98.

                                                                   In our model "Cash Flow" is defined as the sum of dividends and a terminal value based on capitalization of revenues.

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